Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES INTENTION TO COMMENCE TENDER OFFER AT A PREMIUM

HOUSTON, June 13, 2019 (GLOBE NEWSWIRE) – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) today announced it intends to commence a tender offer to purchase for cash up to an aggregate of $40 million of shares of its common stock at a premium to current market price no later than the end of this month. The Company intends to use a portion of its cash on hand to fund the tender offer.

“We remain relentlessly focused on our commitment to continue to use cash on hand, free cash flow, and opportunistic asset monetizations to return capital to shareholders. We continue to believe the sum-of-the-parts value of our assets is not fully appreciated by the market, and for that reason, believe a tender offer would be an optimal use of cash proceeds and consistent with our strategy of maximizing value for our shareholders,” said David Rottino, President and Chief Executive Officer.

IMPORTANT INFORMATION ABOUT PROPOSED TENDER OFFER

The discussion of the proposed tender offer in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. Any tender offer will be made only pursuant to an Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders and investors are urged to read the Company’s tender offer statement on Schedule TO that will be filed contemporaneously with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, which will include as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents will be filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent for the tender offer.

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to our ability to commence and consummate the tender offer, financial and operational performance and results of the Company, low or declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events, except as required by applicable law.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to its stockholders. Riviera’s properties are located in the Hugoton Basin, East Texas, North Louisiana, Michigan/Illinois, the Uinta Basin and Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com